Exhibit 99.1

Healthcare Investor Relations | Corporate Communications | Clinical Trial Patient Recruitment

BullFrog AI Announces Launch of BullFrog Data Networks™, a Data Insights Tool Powered by the bfLEAP™ Platform

Purpose-built Data Product Offers Customized Visualization of Relationships and Pathways for Specific Disease Indications Built from High-dimension, Multi-modal Data Sets

Gaithersburg, MD – September 20, 2023 – BullFrog AI Holdings, Inc. (NASDAQ:BFRG; BFRGW) (“BullFrog AI” or the “Company”), a technology-enabled drug development company using artificial intelligence (AI) and machine learning to enable the successful development of pharmaceuticals and biologics, today announced the launch of BullFrog Data Networks™, a purpose-built, comprehensive data network platform that evaluates high-dimension, multi-modal data in specific disease indications to produce a customized, visual representation of previously unknown relationships and pathways. The inaugural BullFrog Data Network™ leverages a leading pan-cancer genomics dataset with over 10,000 primary cancer and normal samples including genomic, transcriptomic, and proteomic data.

BullFrog Data Networks™ addresses the challenge that many pharmaceutical and biotechnology companies face – a wealth of data with limited resources for analysis. BullFrog Data Networks™ provides a customizable data analysis solution that uses machine learning to holistically evaluate data and reveal hidden insights that cannot be achieved through manual data interrogation. BullFrog Data Networks™ can be tailored to the needs of commercial pharmaceutical and biotechnology companies and can process a wide range of inputs, from publicly available information to proprietary and exclusively licensed datasets. The customized data network can be built in a short period, taking weeks rather than months, starting from the identification of candidate data to the presentation of answers to predefined queries. BullFrog Data Networks™ will also be offered with value enhancing services providing AI-powered analytics aimed at uncovering new therapeutic targets and experimental pathways. The platform’s explainable and transparent insights are visualized in an intuitive format, allowing users to examine individual nodes or clusters and understand the relationships among them.

“Building networks is core to how we analyze data. BullFrog Data Networks™ is an important component of BullFrog AI’s revenue and growth strategy enabling successive sales of a single data network,” said Vin Singh, Co-founder and CEO of BullFrog AI. “BullFrog Data Networks™ aims to help accelerate and improve drug development by building a complete visualization of relationships gleaned from huge volumes of disease-specific ‘omics’ data, as well as multi-modal clinical data that can better inform and materially transform approaches to investigating and commercializing new drugs. We believe there is a significant market opportunity for this solution.”

BullFrog Data Networks™ aim is to allow stakeholders to derive novel insights toward target identification and validation, understanding mechanism of action, clinical trial optimization, drug repurposing, and more. Powered by the bfLEAP™ platform, BullFrog Data Networks™ comes pre-loaded with answers to central questions relevant to specific disease indications or patient populations. It is designed to be used across the product lifecycle, from target identification in early drug development to prediction of treatment response and understanding safety and tolerability of drug compounds. BullFrog Data Networks™ also has the potential to help optimize clinical trials by better identifying patient candidates and matching them to the right clinical trials where they can receive potentially life-saving treatment more quickly.

35 W. 35th Street, 11th Floor | New York, NY 10001 | 212 827 0020 | www.tiberend.com

Healthcare Investor Relations | Corporate Communications | Clinical Trial Patient Recruitment

For more information and to request a demo, please visit https://bullfrogai.com/solutions/data-networks/

About BullFrog AI

BullFrog AI is a technology-enabled drug development company that creates and analyzes networks of biological, clinical, and real-world data spanning from early discovery to late-stage clinical trials. Through its partnerships with leading research institutions, BullFrog AI is at the forefront of AI-driven drug development using its proprietary bfLEAP™ artificial intelligence platform. BullFrog AI is deploying bfLEAP™ for use at several critical stages of development with the intention of streamlining data analytics in therapeutics development, decreasing the overall development costs by decreasing failure rates for new therapeutics.

For more information visit BullFrog AI at

Website: https://bullfrogai.com

LinkedIn: https://www.linkedin.com/company/bullfrogai/

Safe Harbor Statement

This press release contains forward-looking statements. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this press release and other statements made from time to time by us or our representatives might not occur.

BFRG Contacts:

Investors

Dave Gentry
RedChip Companies, Inc.
BFRG@redchip.com
800-733-2447

Media

Tiberend Strategic Advisors, Inc.
Eric Reiss

ereiss@tiberend.com

802-249-1136

Dave Schemelia

dschemelia@tiberend.com

609-468-9325

SOURCE: BullFrog AI Holdings, Inc.

35 W. 35th Street, 11th Floor | New York, NY 10001 | 212 827 0020 | www.tiberend.com